Exhibit 15

August 7, 2006

IDACORP, Inc.
Idaho Power Company
Boise, Idaho

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the periods ended June 30, 2006 and 2005, as indicated in our reports dated August 7, 2006; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, are incorporated by reference in Registration Statements No. 333-64737, 333-83434, and 333-103917 on Form S-3 and Registration Statements No. 333-65157, 333-65406, 333-104254, and 333-125259 on Form S-8 of IDACORP, Inc. and Registration Statement No. 333-122153 on Form S-3 and Registration Statement No. 333-66496 on Form S-8 of Idaho Power Company.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Boise, Idaho